UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 28, 2017

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL 33160
(Address of Principal Executive Offices) (Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 1, 2017, Net Element, Inc., a Delaware corporation (the “Company”), entered into a Promissory Note with Star Equities LLC in the principal amount of $348,083.32 (the “Note”). Pursuant to the Note, Star Equities LLC funded to the Company and funded to the Company $348,083.32. From and after the date of the Note until the earlier of (a) October 1, 2018 or (b) that date on which Maker has repaid all amounts owing hereunder (the “Maturity Date”), the principal balance of the Note outstanding from time to time shall bear interest at the rate of 12% per annum, and thereafter at the lesser of (i) the highest rate permitted by applicable law or (ii) $150 per day until paid in full. The Company will be obligated to make 18 interest payments $3,481 each, followed by one payment on the Maturity Date in the amount of all outstanding principal and interest. In the event of any capital raise by the Company not in the ordinary course of business and that results in funding to the Company in excess of $5 million (a “Liquidity Event”), the Maturity Date will be accelerated to coincide with the closing date of such Liquidity Event. Oleg Firer, a principal of Star Equities LLC, is a director and Chief Executive Officer of the Company.

The above description of the Note is intended as a summary only and is qualified in its entirety by the terms and conditions set forth therein. A copy of the Note is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Report is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A.       Awards Under 2013 Equity Incentive Compensation Plan, as amended.

On February 28, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved and authorized grants of the following equity awards pursuant to the Company’s 2013 Equity Incentive Compensation Plan, as amended:

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(i) 120,000 qualified options to acquire shares of the Company common stock (50% of such options vesting immediately and the balance 50% of such options vesting in 4 equal proportions quarterly after the grant date) and 60,466 restricted shares of the Company common stock (50% of such shares vesting immediately and the balance 50% of such shares vesting in 4 equal proportions quarterly after the grant date) to Steven Wolberg, the Chief Legal Officer of the Company.

(ii) 120,000 qualified options to acquire shares of the Company common stock (50% of such options vesting immediately and the balance 50% of such options vesting in 4 equal proportions quarterly after the grant date) and 12,568 restricted shares of the Company common stock (50% of such shares vesting immediately and the balance 50% of such shares vesting in 4 equal proportions quarterly after the grant date) to Jonathan New, the Chief Financial Officer of the Company.

B.       Awards Outside 2013 Equity Incentive Compensation Plan, as amended.

On February 28, 2017, in reliance on applicable exemption from the securities laws registration requirements and subject to the Corporation shareholders’ approval for purposes of compliance with the Nasdaq Rule 5635(c), the Committee awarded to Oleg Firer, the Chief Executive Officer of the Company, 471,388 restricted shares of the Company common stock as performance bonus. Such restricted shares will be not issued and will be deemed forfeited if such shareholders’ approval is not obtained until the end of the Corporation’s fiscal year 2017. In the event that such shareholders’ approval is not obtained, the Committee approved in lieu of the contemplated 471,388 restricted shares, a $450,000 cash performance bonus to Oleg Firer that would be payable when the Company has sufficient capital to pay such cash bonus and cover the Company’s on-going monthly operations. Further, the Committee approved $300,000 cash performance bonus to Oleg Firer, payable when the Company has sufficient capital to pay such cash bonus and cover the Company’s on-going monthly operations.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Promissory Note in the principal amount of $348,083.32, dated as of March 1, 2017 between the Company and Star Equities LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2017

NET ELEMENT, INC.

By:     /s/ Jonathan New

Name: Jonathan New

Title: Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Promissory Note in the principal amount of $348,083.32, dated as of March 1, 2017 between the Company and Star Equities LLC

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